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Molina Healthcare, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 4, 2010

Dear Fellow Stockholder:

Our 2010 annual meeting of stockholders will be held at 10:00 a.m. local time on Tuesday, May 4, 2010, in the Huntington Conference Room at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, for the following purposes:

1.	To elect three Class II directors to hold office until the 2013 annual meeting.

2.	To re-approve the material terms of the performance goals for Section 162(m) awards under the Molina Healthcare, Inc. Incentive Compensation Plan.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 15, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.

This notice and the accompanying proxy statement are being mailed or transmitted on or about March 31, 2010 to the Company’s stockholders of record as of March 15, 2010.

Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer,
and President

Long Beach, California
March 31, 2010

ANNUAL MEETING OF STOCKHOLDERS
To Be Held Tuesday, May 4, 2010

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Molina Healthcare is soliciting your vote at the 2010 annual meeting of Molina Healthcare’s stockholders.

What will I be voting on?

The election of three Class II directors to hold office until 2013, and the re-approval of the Molina Healthcare Incentive Compensation Plan.

How many votes do I have?

You will have one vote for every share of Molina Healthcare common stock you owned on March 15, 2010, which was the record date.

How many votes can be cast by all stockholders?

26,654,275, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 13,327,138 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by May 3, 2010, the day before the annual meeting.

If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 300 University Avenue, Suite 100, Sacramento, California 95825. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the two proposals listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted for the three director nominees listed on the card, and for the re-approval of the Molina Healthcare, Inc. Incentive Compensation Plan.

Can my broker vote my shares for me on the election of directors?

No. Please note that this year the rules that govern how brokers vote your shares have changed. Brokers may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?

If you do not vote your shares held in street name, your broker can vote your shares on matters that the New York Stock Exchange (NYSE) has ruled discretionary. As noted above, the election of directors is not a discretionary item. However, the proposal to re-approve the Molina Healthcare Incentive Compensation Plan is a discretionary item, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote your shares at their discretion for that proposal.

If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

How are my votes counted?

You may vote for a director, or withhold authority to vote for a director. Each nominee for director will be elected if the votes for the director exceed the votes withheld for the director.

You may vote for the re-approval of the Incentive Compensation Plan, or against the approval of the Incentive Compensation Plan, or abstain from voting on that proposal. If you abstain from voting, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against the re-approval of the Incentive Compensation Plan.

How many votes are required to elect the three directors?

Each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes withheld for such nominee’s election. Each nominee receiving more votes for his or her election than votes withheld for his or her election will be elected.

How many votes are required to re-approve the material terms of the performance goals for Section 162(m) awards under the Incentive Compensation Plan?

Re-approval of the material terms of the performance goals for Section 162(m) awards under the Incentive Compensation Plan requires the affirmative vote of a majority of the shares of common stock represented and voted at the annual meeting.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting besides the election of the three director nominees, and the re-approval of the material terms of the performance goals for

Section 162(m) awards under the Incentive Compensation Plan. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need proof of stock ownership to attend the annual meeting?

Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.

When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.

How can I access Molina Healthcare’s proxy materials and 2009 Annual Report electronically?

This proxy statement and the 2009 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “2010 Annual Meeting Materials.”

Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission, or SEC, at www.sec.gov. Information on our website does not constitute part of this proxy statement.

Annual Report

If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2009. The 2009 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears on page 32 of our 2009 Annual Report.

Corporate Governance

Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.

The current charters of the audit committee, corporate governance and nominating committee, and compensation committee, as well as Molina Healthcare’s corporate governance guidelines and code of business donduct and ethics, are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.

Molina Healthcare, or the Company, has designated the chair of the board’s corporate governance and nominating committee — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.

Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.

For the 2010 annual meeting, the Company did not receive notice of any director nominations from our stockholders. The committee is continuing its consideration and evaluation of candidates to fill the existing vacancy in Class I of the board.

Board Diversity

Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” The candidates nominated for election at the Company’s 2010 annual meeting include one woman and one nominee of Hispanic descent. In addition, each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The Guidelines are reviewed annually and revised as necessary. The Guidelines outline the responsibilities, operations, qualifications, and composition of the board. The Guidelines provide that a majority of the members of the board shall be independent.

The Guidelines require that all members of the Company’s three standing committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.

Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2009 annual meeting.

The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.

The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to evaluate potential successors to the chief executive officer and the chief financial officer.

Director Independence

The board of directors has determined that, except for Messrs. J. Mario Molina and John C. Molina, each of the directors of the Company, including each of the nominees identified in this proxy statement, has no material relationship with the Company and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•	Is, or has an immediate family member who is, currently an employee of the Company;

•	Has been, or has an immediate family member who has been, an employee of the Company within the past three years;

•	Has received, or has an immediate family member who has received, within the past three years more than $120,000 during any twelve month period in direct compensation from the Company (other than fees for director’s services);

•	Has been affiliated with or employed by, or has an immediate family member who is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company during the past three years;

•	Has been employed, or has an immediate family member who is employed, as an executive officer of another Company where any of the Company’s present executives currently serve or served on the other Company’s compensation committee during any of the past three years; or

•	Has been employed by, or has an immediate family member who is an executive officer of, another Company that makes payments to or receives payments from the Company for property or services in an amount which exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross annual revenues during any of the past three years.

Related Party Transactions

The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.

The Company has an equity investment in a medical service provider that provides certain vision services to the Company’s members. The Company accounts for this investment under the equity method of accounting because the Company has an ownership interest in the investee that provides the Company with significant influence over operating and financial policies of the investee. As of December 31, 2009 and 2008, the carrying amount for this investment totaled $4.1 million and $3.6 million, respectively. During 2008, the Company advanced this provider $1.3 million, all of which was collected during 2009. For the years ended December 31, 2009, 2008, and 2007, the Company paid $21.8 million, $15.4 million, and $10.9 million, respectively, for medical service fees to this provider.

The Company is a party to a fee-for-service agreement with Pacific Hospital of Long Beach (“Pacific Hospital”). Pacific Hospital is owned by Abrazos Healthcare, Inc., the shares of which are held as community property by the husband of Dr. Martha Bernadett, the sister of Dr. J. Mario Molina, and John Molina. Amounts paid to Pacific Hospital under the terms of this fee-for-service agreement were $745,000, $242,000, and $157,000 for the years ended December 31, 2009, 2008, and 2007, respectively. The Company also had a capitation arrangement with Pacific Hospital, where the Company paid Pacific Hospital a fixed monthly fee per member. This contract was terminated by the parties effective August 31, 2009. Amounts paid to Pacific Hospital for capitated services totaled approximately $1.1 million, $3.8 million, and $4.8 million for the years ended December 31, 2009, 2008, and 2007, respectively. The Company believes that the arrangements with Pacific Hospital are based on prevailing market rates for similar services.

Compensation Committee Interlocks

The persons listed on page 18 were the only members of the compensation committee during 2009. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2009 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2009. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline

The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Communications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 300 University Avenue, Suite 100, Sacramento, California 95825. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL NO. 1 — ELECTION OF THREE CLASS II DIRECTORS

Our nine-member board of directors is divided into three classes — Class I, Class II, and Class III — with each class having three board seats. The terms of the Class II directors expire at the 2010 annual meeting, while the terms of the Class III directors expire at the 2011 annual meeting, and the terms of the Class I directors expire at the 2012 annual meeting. There is currently a vacant board seat in Class I of the board of directors.

The three current Class II directors are Charles Z. Fedak, John C. Molina, and Sally K. Richardson. The directors to be elected as Class II directors at the 2010 annual meeting will serve until the 2013 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his or her election than votes against his or her election will be elected.

The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the three incumbent Class II directors — Charles Z. Fedak, John C. Molina, and Sally K. Richardson — for election as Class II directors at the 2010 annual meeting. Proxies can only be voted for the three named nominees.

In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS II DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Charles Z. Fedak, 58	Founder, Charles Z. Fedak & Co., CPAs

	•	Molina Healthcare director since 2002
	•	Chairman of audit committee
	•	Member of compensation committee
	•	Certified public accountant since 1975
	•	Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981
	•	Employed by KPMG from 1975 to 1980
	•	Holds MBA degree
	•	Molina Healthcare audit committee financial expert
John C. Molina, 45	Chief Financial Officer, Molina Healthcare

	•	Molina Healthcare director since 1994
	•	Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003
	•	Past president of the California Association of Primary Care Case Management Plans
	•	J.D. from the University of Southern California School of Law
	•	Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Sally K. Richardson, 77	Executive Director, Institute for Health Policy Research

	•	Molina Healthcare director since 2003
	•	Member of governance and compensation committees
	•	Since 1999, served as the Executive Director of the Institute for Health Policy Research and as Associate Vice President for the Health Sciences Center of West Virginia University (Emeritus status as of 2010)
	•	From 1995 to 1999, served as the Director of the Center for Medicaid and State Operations, Health Care Financing Administration, U.S. Department of Health and Human Services
	•	In 1993, served as a member of the White House Health Care Reform Task Force
	•	From 2000 to 2004, served on the National Advisory Committee on Rural Health, U.S. Department of Health and Human Resources
	•	Currently serves on the Policy Council, National Office of March of Dimes, and the CMS Advisory Committee on Health Disparities
	•	Currently serves as President of the West Virginia Rural Health Association
	•	Awarded the Louis Gorin Award (2007) for Outstanding Achievement in Rural Health Care

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH THE THREE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 51	President and Chief Executive Officer, Molina Healthcare

	•	Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996
	•	Served as chairman of the board since 1996 (Class III director)
	•	Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing and quality assurance from 1994 to 1996
	•	Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital
	•	Brother of John C. Molina, Molina Healthcare’s chief financial officer

Frank E. Murray, M.D., 79	Retired Private Medical Practitioner

	•	Served as Molina Healthcare director since June 2004 (Class I director)
	•	Member of corporate governance and nominating committee and compensation committee
	•	Has over forty years of experience in the health care industry, including significant experience as a private practitioner in internal medicine
	•	Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group
	•	Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)
	•	Retired as medical practitioner in 1995
Steven J. Orlando, 58	Founder, Orlando Company

	•	Served as Molina Healthcare director since November 2004 (Class III director)
	•	Member of audit committee and compensation committee
	•	Has over 30 years of business and corporate finance experience
	•	From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company
	•	Served as Greater Sacramento Bancorp director and chairman of audit committee since January 2009
	•	From 1997 to 2000, served as the chief financial officer of System Integrators, Inc., an international software company
	•	Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation
	•	Certified public accountant (inactive)

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Ronna E. Romney, 66	Director, Park-Ohio Holding Corporation

	•	Served as Molina Healthcare director since 1999 (Class III director)
	•	Lead independent director
	•	Chairwoman of corporate governance and nominating committee
	•	Member of audit committee
	•	Director of Molina Healthcare of Michigan from 1999 to 2004
	•	Since 1999 to present, served as director for Park-Ohio Holding Corporation, a publicly-traded logistics company
	•	Candidate for the United States Senate for state of Michigan in 1996
	•	From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships
	•	From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan
	•	From 1982 to 1985, appointed by President Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

John P. Szabo, Jr., 45	Private Investor

	•	Served as Molina Healthcare director since March 2005 (Class I director)
	•	Chairman of compensation committee
	•	Member of audit committee
	•	In January 2006, founded Flint Ridge Capital LLC, an investment advisory company
	•	Has over twelve years experience as an equity research analyst, including working from 2000 to 2005 as a sell-side analyst at CIBC World Markets following healthcare services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors
	•	Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank
	•	Earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University

Meetings of the Board of Directors and Committees

During 2009, the board of directors met eight times, the audit committee met seven times, the corporate governance and nominating committee met four times, and the compensation committee met four times. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2009, and each director attended the 2009 annual meeting of stockholders held on April 28, 2009.

Meetings of Non-Management Directors

The Company’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Board Leadership Structure

Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its CEO. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The lead independent director — Ronna E. Romney — has similar duties to the chairman, including leading the executive sessions of the non-management directors at board meetings. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. Ms. Romney also serves as a liaison between the board and senior management. The Company’s board has determined that the current board leadership structure, with a combined chairman and CEO, along with a separate lead independent director, is the most appropriate structure at this time.

Board’s Role in Risk Oversight

The board oversees the Company’s overall risk management function. The board regularly receives a risk report from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort, and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.

Committees of the Board of Directors

The three standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; and (iii) the compensation committee.

The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.

The audit committee consists of Mr. Fedak (Chair), Ms. Romney, Mr. Szabo, and Mr. Orlando. The board has determined that each of Mr. Fedak and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to monitor that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.

The corporate governance and nominating committee currently consists of Ms. Romney (Chair), Ms. Richardson, and Dr. Murray, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s filings with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.

Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.

The compensation committee currently consists of Mr. Szabo (Chair), Mr. Fedak, Ms. Richardson, Mr. Orlando, and Dr. Murray. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is also an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.

Non-Employee Director Compensation

The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines their compensation. The compensation committee annually reviews benchmarking assessments of director compensation at comparable companies in order to determine competitive levels of compensation to attract qualified candidates for board service. In late 2009, the compensation committee engaged the consulting firm of James F. Reda & Associates, LLC, or the Reda Firm, to conduct a market study of director compensation for 2009. Following its review of the Reda Firm’s analysis, the compensation committee decided to make no change for 2010 to its existing policy regarding non-employee director compensation.

We pay each non-employee director an annual retainer of $35,000. We also pay an additional annual retainer of $7,500 to the chair of the audit committee, $5,000 to each audit committee member, and $2,500 to the chairs of each of the corporate governance and nominating committee and the compensation committee.

We pay each non-employee director $1,200 for each board and committee meeting attended in person, except each audit committee member receives $2,400 for each audit committee meeting attended, and each member of the special committee also received $2,400 for each special committee meeting attended. Non-employee directors also receive $600 for participation in each telephonic board meeting.

In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director is granted annually 5,000 shares of common stock, vesting in 1,250 share increments at the end of each fiscal quarter subsequent to the date of the annual stockholder meeting. The total value of this stock grant in 2009 for each non-employee director was $97,950. In addition, each non-employee director also receives upon his or her initial election to the board of directors an option to purchase 10,000 shares of common stock, vesting in ratable one-third increments over three years, with an exercise price equal to the closing price of the Company’s common stock as of the date of grant.

Directors who are employees of the Company’s or its subsidiaries do not receive any compensation for their services as directors. In 2009, the directors who were employees were Dr. J. Mario Molina and John Molina.

The Company’s also reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Molina Healthcare in their capacities as directors. Such expenses include food, lodging, and transportation.

NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option	All Other
	in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)	($)

Charles Z. Fedak	73,900	97,950	—	—	171,850
Frank E. Murray	50,000	97,950	—	—	147,950
Steven J. Orlando	66,400	97,950	—	—	164,350
Sally K. Richardson	50,000	97,950	—	—	147,950
Ronna E. Romney	78,300	97,950	—	—	176,250
John P. Szabo, Jr.	68,900	97,950	—	—	166,850

(1)	The amounts in this column do not reflect compensation actually received by the named director. Rather, the amounts shown represent the aggregate grant date fair value of the award of 5,000 shares on April 29, 2009, using the closing price of our common stock on that grant date of $19.59.

Stock Ownership Guidelines

The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.

Directors of the Company are encouraged to own at least 3,000 shares of the Company’s common stock. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or children, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Each director of the Company satisfied these stock ownership guidelines as of December 31, 2009.

Executive Officers

Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2009.

Mark L. Andrews, Esq., 52, has served as chief legal officer and general counsel since 1998. He also has served as a member of the executive committee since 1998. Before joining our Company, Mr. Andrews was a partner at Wilke, Fleury, Hoffelt, Gould & Birney of Sacramento, California, where he chaired that firm’s health care and employment law departments and represented Molina Healthcare as outside counsel from 1994 through 1997. Mr. Andrews holds a juris doctorate degree from Hastings College of the Law.

Terry P. Bayer, 58, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University.

James W. Howatt, 63, has served as our chief medical officer since May 2007. Dr. Howatt formerly served as the chief medical officer of Molina Healthcare of Washington. Prior to joining Molina Healthcare in February 2006, Dr. Howatt was western regional medical director for Humana, where he was responsible for the coordination and oversight of quality, utilization management, credentialing, and accreditation for Humana’s activities west of Kansas City. Previously, he was vice president and chief medical officer of Humana Arizona, where he was responsible for leading a variety of medical management functions and worked closely with the company’s sales division to develop customer-focused benefit structures. Dr. Howatt also served as chief medical officer for Humana TRICARE, where he oversaw a $2.5 billion health care operation that served three million beneficiaries and comprised a professional network of 40,000 providers, 800 institutions, and 13 medical directors. Dr. Howatt received B.S. and M.D. degrees from the University of California, San Francisco, and also holds a master of business administration degree with an emphasis in Health Management from the University of Phoenix. He interned and completed his residency program in family practice at Ventura County Hospital in Ventura, California. Dr. Howatt is a board-certified family physician and a member of the American College of Managed Care Medicine.

Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

Audit Committee Report

The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.

The board of directors has determined that all four members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.

The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2009 with management, the internal auditors, and the Company’s independent auditors.

The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee

Charles Z. Fedak,CPA, MBA, Chair
Ronna E. Romney
John P. Szabo, Jr.
Steven J. Orlando, CPA (inactive)

PROPOSAL NO. 2
RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR SECTION 162(m) AWARDS UNDER THE MOLINA HEALTHCARE, INC.
INCENTIVE COMPENSATION PLAN

At the annual meeting, the stockholders will be asked to re-approve the material terms of the performance goals for Section 162(m) Awards under the Molina Healthcare, Inc. Incentive Compensation Plan (the “Incentive Plan”), a copy of which is included herewith as Appendix A. The Incentive Plan was previously approved by the stockholders at the 2005 annual meeting. Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the named executive officers of the Company. Certain compensation, however, including compensation paid based on the achievement of pre-established performance goals, is excluded from this deduction limit if the material terms under which the compensation is to be paid, including the potential performance goals or business criteria upon which the performance goals are based, are disclosed to, and re-approved by, the stockholders at least every five years. The Incentive Plan authorizes the grant of annual cash and long-term incentive bonus awards to the executive officers of the Company in the event certain objective financial performance goals are achieved.

Background

Our board of directors believes that a well designed incentive compensation plan for our executive officers is a significant factor in improving our operating and financial performance, thereby enhancing stockholder value. Section 162(m) of the Internal Revenue Code limits to $1 million annually the federal income tax deduction that public corporations may claim for compensation paid to any of their top five executive officers, except in certain limited circumstances. One such exception is for compensation based solely on the attainment of one or more objective performance criteria that are established by an independent compensation committee and approved by stockholders. The Incentive Plan is intended to comply with this Code Section 162(m) exclusion for performance-based compensation and is being submitted to stockholders for re-approval in order to allow for the deductibility of compensation paid under the Incentive Plan.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its business. The Incentive Plan provides for the awarding of bonuses to certain corporate officers or other key employees of the Company and its subsidiaries subject to the attainment of certain objective performance criteria.

Summary of the Incentive Plan

The following description of certain features of the Incentive Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Incentive Plan, which is attached hereto as Appendix A. If there is any discrepancy between this summary and the Incentive Plan, the terms of the Incentive Plan shall control.

Administration.  The Incentive Plan is administered by the compensation committee of the board of directors, which is made up of non-employee directors who are not eligible to participate in the Incentive Plan. The compensation committee has full discretionary authority to administer and interpret the Incentive Plan.

Eligibility.  Individuals eligible to participate in the Incentive Plan include our executive officers and key employees, as selected to participate by the compensation committee with respect to the relevant performance period. Since the determination of eligibility by the compensation committee may vary from time to time, the number of our officers and key employees who will participate in the Incentive Plan in the future and the amount of such Incentive Plan awards are not presently determinable. The performance periods under the Incentive Plan will generally be the Company’s fiscal year. Prior to the 90th day of each fiscal year, or prior to the date on which 25% of the performance period has lapsed, the compensation committee will determine the identity of the covered employees who will participate in the Incentive Plan for that period.

Operation of the Plan.  Incentive Plan award levels shall be based upon the achievement of pre-established objective performance goals determined by the compensation committee for each performance period. The performance goals may be based upon performance of the Company, a subsidiary of the Company, and/or individual performance, using one or more of the following performance measures selected by the compensation committee:

•	net revenues;

•	gross profit or pre-tax profit;

•	operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items;

•	net income or net income per common share (basic or fully diluted);

•	return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;

•	interest expense after taxes;

•	economic value created or economic profit; operating margin or profit margin;

•	stockholder value creation measures, including but not limited to stock price or total stockholder return; targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis;

•	strategic business criteria, such as market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures;

•	membership and membership related measures, including utilization, persistency, growth in membership, and recruitment of new members; or

•	quality-related measures, including HEDIS scores, NCQA accreditations, or quality improvement measures.

In establishing such performance goals, the compensation committee may apply the performance criteria as a measure of the performance of the Company, a subsidiary of the Company, or of any product category. The compensation committee will also determine the amounts of the target awards that will be paid if the performance goal or goals are met and the method by which such amounts will be calculated.

Determination of Award.  At the end of each fiscal year, the compensation committee will determine if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash, common stock, and/or restricted stock, as applicable, following such determination. In order to reflect additional considerations relating to performance, the compensation committee may, in its discretion, reduce or eliminate any calculated award to be paid to a participant, but may not increase such award.

Termination of Employment.  Unless the compensation committee has determined otherwise, in order to receive a payout under the Incentive Plan a participant must be employed by the Company or an affiliate on the day an award is to be paid, except if termination is on account of retirement, death, disability or pursuant to the terms of a separate agreement with the participant; provided, however, payment that is intended to be qualified performance based compensation will not be made to a covered employee on account of retirement or pursuant to a separate agreement.

Maximum Award.  The maximum award that any participant may receive under the Incentive Plan in any given calendar year is $4 million, subject to certain exceptions.

Amendment and Termination.  The Incentive Plan may be amended or terminated by the compensation committee at any time, except that if any such amendment would require stockholder approval to maintain the qualification of awards under the Incentive Plan as performance-based compensation under Section 162(m) of the Code, stockholder approval will be required.

Effective Date of Plan.  The Incentive Plan became effective as of January 1, 2005, and will continue until terminated by the Company’s board or the compensation committee.

Vote Required for Approval

The persons designated in the enclosed proxy will vote your shares for the re-approval of the Incentive Plan unless you include instructions to the contrary. The affirmative vote of a majority of the shares of common stock represented and voted at the annual meeting is required to re-approve the material terms of the performance goals for Section 162(m) awards under the Incentive Plan. If the material terms of the performance goals for Section 162(m) awards are not re-approved, the compensation committee will examine available alternatives, including granting awards under the Incentive Plan that are not Section 162(m) awards, but the Incentive Plan will otherwise remain in effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS FOR SECTION 162(m) AWARDS UNDER THE MOLINA HEALTHCARE, INC. INCENTIVE COMPENSATION PLAN.

EXECUTIVE COMPENSATION

The Compensation Committee Report

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors of Molina Healthcare, Inc. that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr. (Chair)
Charles Z. Fedak, CPA, MBA
Frank E. Murray, MD
Steven J. Orlando, CPA (inactive)
Sally K. Richardson

March 31, 2010

Compensation Discussion and Analysis

Overview

The Company is committed to responsible compensation practices and structures. For 2010, the Company has balanced the need to reward its employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and rules of conduct expected of them.

For 2009, with one limited exception, the compensation committee declined to pay, and the named executive officers declined to accept, any cash bonuses.

The Role of the Compensation Committee

The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs to ensure that such programs achieve their intended purposes in furtherance of the Company’s strategic priorities. In addition, the committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. Finally, the compensation committee is responsible for evaluating and approving the compensation levels of our other key executive officers as recommended to the committee by the chief executive officer.

Our Compensation Approach

The health care environment and managed care industry are very complex, and there is a limited pool of executives with the relevant industry experience and management skills to provide effective leadership in this environment. Moreover, because of the significant competition within our industry, there is a continuing demand for managed care executive talent. Given that industry background, our compensation programs are intended to attract and retain executives with the knowledge, experience, and leadership capability necessary for us to operate our business successfully. Moreover, our compensation programs seek to align the interests of our executives with those of our stockholders by rewarding our executives with a cash bonus for results that create short-term stockholder value, and with equity compensation for results that create long-term stockholder value.

In an effort to assess where the Company’s current compensation levels and programs for its named executive officers stand in relation to the compensation levels of the Company’s industry peers, in late 2009 the compensation committee engaged the Reda Firm to conduct a market study. The Reda Firm developed a peer comparison group made up of the following companies: Aetna Inc., Amedisys, Inc., Amerigroup Corporation, Catalyst Health Solutions, Inc., Centene Corporation, CIGNA Corporation, Coventry Health Care, Inc., Gentiva Health Services, Inc., Health Net, Inc., HealthSpring, Inc., Healthways, Inc., Humana Inc., IPC The Hospitalist Company Inc., Magellan Health Services, Inc., MAXIMUS, Inc., Triple-S Management Corporation, UnitedHealth Group Incorporated, Universal American Corp., Wellcare Health Plans, Inc., and WellPoint, Inc. These comparison companies were selected based primarily upon their participation in our same field of business and the fact that they compete for the same pool of executive talent that we do. The total compensation paid to the Reda Firm for its consulting services was less than $30,000.

Although the compensation committee has historically conducted an annual benchmarking review, the compensation committee does not attempt to set each compensation element for each executive within a specific range relative to the compensation levels paid by industry peers. Instead, the compensation committee uses market comparisons as simply a reference point, and as one among many factors it considers in making compensation decisions. Other factors the compensation committee considers when making individual executive compensation decisions include:

•	the complexity and importance of the executive’s roles and responsibilities,

•	individual expertise, contribution, and performance, including the performance of an executive’s business unit,

•	reporting structure,

•	internal pay relationships,

•	specific retention concerns and competitive demand for the executive’s services,

•	overall leadership,

•	historic compensation levels, including the progression of salary increases over time compared to the executive’s development and performance,

•	growth potential, and

•	our overall financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Our approach is fundamentally driven by market realities and job responsibilities, which in most instances go beyond the job descriptions of our executive officers’ counterparts within peer companies. In addition, due to our Company’s particular management structure, expense base, operating margins, and our executives’ broader job responsibilities, the compensation committee considers the aggregate amount paid to our top five executive officers in relation to our peers in addition to direct officer-to-officer comparisons.

Elements of Compensation

The Company, through the activity of its compensation committee, seeks to achieve the objectives of its compensation programs through the following key compensation elements:

•	a base salary;

•	annual performance-based cash bonus awards;

•	annual long-term incentive compensation, primarily in the form of restricted stock;

•	benefit plans; and

•	severance and change in control benefits.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Our annual performance-based incentive cash award program rewards short-term financial performance, while our long-term equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our management with those of our stockholders. Each of these elements helps us to attract and retain qualified and capable executive officers.

Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Base Salary.  The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on the factors described above, as well as the recommendation of our chief executive officer (except with respect to his own salary). Base salary amounts are reviewed at least annually. Subject to final board approval, the compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.

Annual Cash Bonus Incentives.  The compensation program provides for an annual cash bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of long-term stockholder value.

For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2010 are discussed below under “Fiscal Year 2010 Bonus Measures” The achievement of the objective performance goals for fiscal 2009, and the related bonus payouts for the chief executive officer and chief financial officer, are discussed below under “Fiscal Year 2009 Bonus Achievement and Bonus Payouts.”

As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.

For the named executive officers, the preliminary bonus determination is based as a threshold matter upon the Company’s achievement of a specified amount of earnings before income tax, depreciation, and amortization, or EBITDA. The Company’s EBITDA performance is then combined with the recommendation of the chief executive officer, as well as the named executive officer’s performance as assessed against the departmental and individual goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contributions. This portion of the bonus may be adjusted up or down depending on the level of performance against the departmental and individual goals.

Compliance with Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. To the extent practicable, the compensation committee seeks to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. In particular, the compensation committee seeks to establish objective performance measures under the Company’s Incentive Compensation Plan. The compensation committee believes, however, that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the compensation committee may approve elements of compensation for certain officers that are not fully deductible under Section 162(m).

Long-term Incentive Compensation.  The long-term incentive program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a multi-year period directly with the interests of stockholders of the Company by motivating and rewarding creation and preservation of long-term stockholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.

The Company’s long-term incentive compensation generally consists of grants of restricted stock vesting over time. Restricted stock is impacted by all stock price changes, so the value to named executive officers is affected by both increases and decreases in stock price. Grants of restricted stock to named executed officers generally vest ratably over four years contingent upon the employee’s continued employment with the Company.

Pursuant to Company policy, equity incentive awards to the named executive officers and other management personnel are generally made on March 1st of each year. For new hires, restricted stock and stock option grants are approved by our chief executive officer pursuant to authority delegated to him by the compensation committee (but only with regard to non-Section 16 reporting persons), with the grant generally being made as of the first day of the first full month following the employee’s hire date.

The compensation committee reviews at least annually both the annual bonus program and the long-term incentive program to ensure that their key elements continue to meet the objectives described above.

Retirement Plans.  The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan.  The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

Employee Stock Purchase Plan.  With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits.  With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Severance and Change in Control Benefits.  We have entered into employment or change in control agreements with our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment or change in control agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

Perquisites and Other Personal Benefits.  The Company does not provide named executive officers with any material perquisites or other personal benefits.

Fiscal Year 2010 Base Salaries

In February and March 2010, based primarily upon the company’s financial performance, and also upon its consideration of market data as provided by the Reda Firm, the compensation committee determined to leave unchanged the annual base salaries of each of the named executive officers. The Reda Firm’s analysis had shown that, while the cash bonus, long-term compensation, and overall compensation of the Company’s named executive officers were generally below — and in some instances substantially below — the corresponding compensation elements of the Company’s peers, the Company’s base salaries were generally consistent with or slightly above market. Pursuant to the committee’s determination, Dr. Molina’s annual base salary as president and chief executive officer for fiscal year 2010 shall remain $850,000; John Molina’s annual base salary as chief financial officer shall remain $775,000; Mr. Andrews annual base salary as chief legal officer shall remain $500,000; Ms. Bayer’s annual base salary as chief operating officer shall remain $500,000; and Dr. Howatt’s annual base salary as chief medical officer shall remain $417,000.

Fiscal Year 2010 Bonus Measures

Bonus Opportunity Levels.  In March 2010, the compensation committee established the bonus opportunity levels and bonus measures for each of the named executive officers. Dr. Molina’s total bonus opportunity shall be 100% of his base salary, or $850,000; John Molina’s total bonus opportunity shall be 75% of his base salary, or $581,250; and the total bonus opportunity for Mr. Andrews, Ms. Bayer, and Dr. Howatt shall be 50% of each of their base salaries, or $250,000, $250,000, and $208,500, respectively. Notwithstanding these bonus opportunity amounts, the compensation committee shall retain the discretion to grant bonus awards in excess of these amounts for exemplary performance.

CEO Bonus Measures.  Dr. Molina’s two bonus performance measures as chief executive officer for 2010 shall be: (1) EBITDA, and (2) total dividends to the parent. EBITDA shall be calculated by adding back depreciation and amortization expense to operating income, and total dividends to the parent shall include total dividends paid to Molina Healthcare, Inc. during fiscal year 2010 by its nine current health plan subsidiaries. The EBITDA measure shall constitute 90% of Dr. Molina’s total bonus opportunity, or $765,000, and the total dividends to parent measure shall constitute the remaining 10% of his total bonus opportunity, or $85,000. The performance metrics and related payouts for the two bonus measures shall be as follows:

Performance Goals and Payout as % of Opportunity
	Threshold	Target	Full
Measure	(50% Payout)	(75% Payout)	(100% Payout)

EBITDA	$127 M	$139.5 M	$152 M
Total dividends to parent	$63 M	$66.5 M	$70 M

No bonus shall be earned for performance below the 50% threshold level of either measure. In addition, only in the event that the 50% threshold level of $127 million EBITDA is achieved shall Dr. Molina be entitled to a bonus award under the total dividends to parent measure. The bonus amounts shall be interpolated linearly to correspond with the achievement of each of the measures between the 50% and 100% levels, and shall be capped at the 100% level. Both measures shall exclude any results from or effect of the HIM business expected to be acquired from Unisys Corporation during the first half of 2010.

CFO Bonus Measures.  John Molina’s four bonus performance measures as chief financial officer for 2010 shall be: (1) EBITDA, (2) total dividends to the parent, (3) the closing of the acquisition of the HIM business of Unisys Corporation, and (4) the establishment of a new line of business or the award of a contract in a new state (other than HIM). The EBITDA measure shall constitute 45% of John Molina’s bonus opportunity, or $261,563; the total dividends to parent measure shall constitute 25% of his bonus opportunity, or $145,313; the closing of the acquisition of the HIM business of Unisys Corporation shall constitute 15% of his bonus opportunity, or $87,188; and the establishment of a new line of business or the award of a contract in a new state shall constitute the final 15% of his bonus opportunity, or $87,188. The EBITDA and total dividends to parent measures shall be applied in the same manner as for Dr. Molina. Only in the event that the threshold level of $127 million EBITDA is achieved shall Mr. Molina be entitled to a bonus award under any of the other bonus measures.

CLO Bonus Measures.  Mr. Andrews’ four bonus performance measures as chief legal officer for 2010 shall be: (1) EBITDA; (2) total dividends to the parent; (3) the closing of the acquisition of the HIM business; and (4) the completion of a project to ameliorate inappropriate emergency department utilization. The EBITDA measure shall constitute 35% of his bonus opportunity, or $87,500; the total dividends to parent measure shall constitute 25% of his bonus opportunity, or $62,500; the closing of the acquisition of the HIM business shall constitute 15% of his bonus opportunity, or $37,500; and the emergency department utilization project shall constitute 25% of his bonus opportunity, or $62,500. The EBITDA and total dividends to parent measures shall be applied in the same manner as for Dr. Molina. Only in the event that the threshold level of $127 million EBITDA is achieved shall Mr. Andrews be entitled to a bonus award under any of the other bonus measures.

COO Bonus Measures.  Ms. Bayer’s four bonus performance measures as chief operating officer for 2010 shall be: (1) EBITDA; (2) total dividends to the parent; (3) the closing of the acquisition of the HIM business; and (4) increasing the Company’s Medicare enrollment. The EBITDA measure shall constitute 45% of her bonus opportunity, or $112,500; the total dividends to parent measure shall constitute 10% of her bonus opportunity, or $25,000; the closing of the acquisition of the HIM business shall constitute 25% of her bonus opportunity, or $62,500; and the Medicare enrollment project shall constitute 20% of her bonus opportunity, or

$50,000. The EBITDA and total dividends to parent measures shall be applied in the same manner as for Dr. Molina. The Medicare enrollment measure shall be determined as follows:

	Performance Goals and Payout as % of Opportunity
	Threshold	Target	Full
Measure	(50% Payout)	(75% Payout)	(100% Payout)

Medicare Enrollment	19,000	20,000	21,000

The Medicare enrollment bonus amount shall be interpolated linearly to correspond with the achievement between the 50% and 100% levels, and shall be capped at the 100% level. Only in the event that the threshold level of $127 million EBITDA is achieved shall Ms. Bayer be entitled to a bonus award under any of the other bonus measures.

CMO Bonus Measures.  Dr. Howatt’s three bonus performance measures as chief medical officer for 2010 shall be: (1) EBITDA; (2) the completion of a project to improve patient safety and quality; and (3) the completion of a project to improve the appropriateness of utilization. The patient safety project shall pertain to the improved management of high risk pregnancies through the 17-P pharmacy program, decreasing hospital re-admissions, and decreasing inappropriate emergency room use. The utilization project shall pertain to improving access to primary care and shifting inappropriate emergency room care back to the primary care doctor’s office, decreasing the inappropriate use of pharmaceuticals, and re-directing pharmaceuticals away from outpatient vendors to contracted providers. The EBITDA measure shall constitute 30% of his bonus opportunity, or $64,500; the patient safety and quality project shall constitute 35% of his bonus opportunity, or $75,250; and the utilization project shall constitute 35% of his bonus opportunity, or $75,250. The EBITDA measure shall be applied in the same manner as for Dr. Molina. Only in the event that the 50% threshold level of $127 million EBITDA is achieved shall Dr. Howatt be entitled to a bonus award under either of the two other bonus measures.

In each instance, the compensation committee reserves the right to exercise its discretion to increase or decrease the bonus to be paid to the named executive officers. However, the compensation committee shall not increase a bonus award otherwise compliant with Code Section 162(m).

2010 Long-Term Compensation

In connection with its long-term incentive program, effective as of March 1, 2010, the compensation committee determined to grant each of the chief executive officer and chief financial officer 15,600 shares of restricted stock, vesting in one-quarter increments over four years, under the Company’s 2002 Equity Incentive Plan. The compensation committee also granted to Mr. Andrews and Ms. Bayer 13,600 shares of restricted stock, and to Dr. Howatt 12,200 shares of restricted stock. Each grant will vest in one-quarter increments over four years. These March 1st grants to the named executive officers were part of the Company’s long-term incentive program for all of its employees, pursuant to which a total of 420,125 shares of restricted stock vesting over four years were granted to a total of 125 employees of the Company (inclusive of the five named executive officers).

Company-wide Bonus Program

The Company’s short-term incentive compensation plan for its eligible employees is based upon the single threshold measure of the Company’s achievement of a specified amount of EBITDA. That threshold amount for 2010 has been set by the compensation committee at $127 million, the same threshold level as for the Company’s named executive officers. If the Company does not achieve EBITDA in fiscal year 2010 of at least $127 million, no employee shall be eligible for a bonus under the terms of the Company’s short-term incentive compensation plan, although certain high-performing employees could still be eligible for a bonus on a discretionary basis.

Fiscal Year 2009 Bonus Achievement and Bonus Payouts

Based upon the Company’s financial results for 2009, and despite the achievement by the named executive officers of several of the previously established bonus performance measures, the compensation committee, with the consent and agreement of each of the named executive officers, decided to exercise its negative discretion, and with a single exception awarded no bonuses to the named executive officers for 2009. The sole exception related to the award of $52,125 to Dr. Howatt in connection with the receipt of NCQA accreditation during 2009 by the Company’s Ohio and Texas health plans.

The 2009 bonus awards for Dr. Molina and for John Molina were to be based on the three performance benchmarks of EBITDA, total operating revenue, and return on capital. For Dr. Molina, each of the three measures corresponded to a bonus opportunity equal to 30% of his base salary, or $255,000. For John Molina, each of the three measures corresponded to a bonus opportunity of $174,375. There was no cap on the potential payout for any bonus measure. In addition, 10% of Dr. Molina’ bonus opportunity, or $85,000, related to the NCQA accreditation of the Company’s Ohio and Texas health plans, and 10% of John Molina’s bonus opportunity related to the Company’s expansion into a new health care business line in which it was not operating as of January 1, 2009.

The baseline bonus potential for fiscal year 2009 for each of Mr. Andrews, Ms. Bayer, and Dr. Howatt was to be 50% of their 2009 base salary, or $250,000, $250,000, and $208,500, respectively. For Mr. Andrews, 30% of his bonus potential, or $75,000, was based on the EBITDA target, 30% on a per member per month, or PMPM, direct medical cost target, 20% on a total operating revenue target, 15% on the number of enrolled members per full-time Company employee, or FTE, target, and 5% on our Ohio and Texas health plans’ receiving their NCQA accreditation. For Ms. Bayer, 30% of her bonus potential, or $75,000, was based on the EBITDA target, 30% on a PMPM direct medical cost target, 30% on a year-end total enrollment target, and 10% on Ohio and Texas NCQA accreditation. For Dr. Howatt, 30% of his bonus potential, or $62,550, was based on the EBITDA target, 45% on a PMPM direct medical cost target, and 25% on Ohio and Texas NCQA accreditation. The EBITDA, revenue, and NCQA measures for these three executives was to be applied in the same manner as described above with respect to the CEO and CFO. The bonus percentages corresponding to PMPM medical costs, members per FTE, and year-end total enrollment were not capped, and were to be measured in accordance with the following metrics:

	Performance Goals and Payout as % of Opportunity
	Threshold	Target	Full
Measure	(0% Payout)	(50% Payout)	(100% Payout)

PMPM Medical Costs(1)	$188	$184	$180
Members per FTE(2)	520	540	560
Enrollment(3)	1,354,000	1,362,500	1,371,000

(1)	Total direct medical costs per member per month (PMPM).

(2)	Number of total members divided by full-time employees (FTE).

(3)	Total enrollment as of December 31, 2009.

The Company’s actual performance in 2009 related to the bonus measures and bonus payouts for the CEO and CFO were as follows:

		Bonus	CEO Bonus	CFO Bonus
	FY2009	Measure	Measure	Measure
Measure	Result	Percentage	Result	Result

EBITDA	$95,503,280	0.0%	$0	$0
Total Operating Revenue	$3,669,356,030	169.0%	$430,910	$294,666
Return on Capital	8.1%	0.0%	$0	$0
NCQA Accreditation	Yes	100%	$85,000	n/a
New Business	Yes	100%	n/a	$58,120

Total Bonus Measure Result			$515,910	$352,786

The Company’s actual performance in 2009 under these bonus measures and related bonus payouts for the CLO, COO, and CMO were as follows:

		Bonus	CLO Bonus	COO Bonus	CMO Bonus
	FY2009	Measure	Measure	Measure	Measure
Measure	Result	Percentage	Result	Result	Result

EBITDA	$95,503,280	0.0%	$0	$0	$0
Total Operating Revenue	$3,669,356,030	169.0%	$84,492	n/a	n/a
PMPM Direct Medical Costs	$188.32	0.0%	$0	$0	$0
Members per FTE	551	77.5%	$29,063	n/a	n/a
Enrollment	1,454,919	593.6%	n/a	$445,231	n/a
NCQA Accreditation	Yes	100%	$12,500	$25,000	$52,125

Total Bonus Measure Result			$126,055	$470,231	$52,125

As indicated above, with the sole exception of the 2009 bonus for Dr. Howatt, none of these bonus amounts has been or will be paid to the named executive officers.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2009 for services rendered to the Company during the last year. These five officers are referred to as the named executive officers in this proxy statement.

SUMMARY COMPENSATION TABLE

							Change in
							Nonqualified
							Deferred
				Stock		Non-Equity	Compensation	All Other
		Salary	Bonus	Awards	Option	Incentive Plan	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	Awards($)(1)	Compensation	($)	($)(2)	Total

J. Mario Molina	2009	850,000	—	292,188	—	—	711,110	12,962	1,866,260
President and Chief	2008	850,000	800,757	493,740	—	—	—	73,148	2,217,645
Executive Officer	2007	775,000	—	—	594,079	—	117,082	55,274	1,541,435

John C. Molina	2009	775,000	—	292,188	—	—	63,022	59,353	1,189,563
Chief Financial Officer	2008	775,000	547,576	493,740	—	—	—	80,745	1,897,061
	2007	700,000	—	—	594,079	—	28,473	26,113	1,348,665

Mark L. Andrews	2009	497,846	—	254,728	—	—	148,126	30,884	931,584
Chief Legal Officer	2008	430,000	182,750	401,955	—	—	—	20,669	1,035,374
	2007	430,000	154,800	173,826	181,524	—	25,012	11,400	976,562

Terry L. Bayer	2009	500,000	—	254,728	—	—	146,007	14,642	915,377
Chief Operating Officer	2008	465,038	162,500	430,440	—	—	—	14,042	1,072,020
	2007	405,000	155,210	173,826	181,524	—	4,911	13,080	933,551

James Howatt	2009	417,000	52,125	228,506	—	—	53,237	26,089	776,957
Chief Medical Officer	2008	394,808	135,525	386,130	—	—	—	12,410	928,873
	2007	201,923	128,719	175,930	185,720	—	—	4,882	697,174

(1)	The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2002 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2009, 2008, and 2007 are included in footnote 16, “Stock Plans,” to the Company’s audited financial statements for the fiscal year ended December 31, 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange

Commission on March 16, 2010. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized. Each of the grants vest in quarterly increments over four years.

(2)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.

Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards made during fiscal year 2009 to the named executive officers. The options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the grant date, have a ten-year life, and vest in equal installments over four years beginning one year after grant date, subject to acceleration in certain circumstances. The shares of restricted stock vest in equal installments over four years, beginning one year after the grant date, subject to acceleration in certain circumstances.

GRANTS OF PLAN-BASED AWARDS

											Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Number of	or Base	Stock
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Securities	Price of	and
		Plan Awards			Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)(1)

J. Mario Molina	3/1/09	—	—	—	—	—	—	15,600	—	—	292,188
John C. Molina	3/1/09	—	—	—	—	—	—	15,600	—	—	292,188
Mark L. Andrews	3/1/09	—	—	—	—	—	—	13,600	—	—	254,728
Terry Bayer	3/1/09	—	—	—	—	—	—	13,600	—	—	254,728
James Howatt	3/1/09	—	—	—	—	—	—	12,200	—	—	228,506

(1)	The amounts in this column do not reflect compensation actually received by the named executive officer. Rather, the amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on March 1, 2009, the grant date of the awards, of $18.73. Each of the grants vest in quarterly increments over four years.

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2009. The market value of restricted stock awards is computed using our closing stock price on December 31, 2009, of $22.87.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
			Equity					Incentive	Awards:
			Incentive					Plan	Market
			Plan				Market	Awards:	or Pay-Out
			Awards:			Number of	Value of	Number of	Value of
	Number of	Number of	Number of			Shares of	Shares of	Unearned	Unearned
	Securities	Securities	Securities			Stock	Stock	Shares	Shares
	Underlying	Underlying	Underlying	Option		That	That Have	That Have	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Have Not	Not	Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	($)	(#)	($)

J. Mario Molina	18,000	18,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	19,500	445,965	—	—
John C. Molina	18,000	18,000	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	19,500	445,965	—	—
Mark L. Andrews	30,000	—	—	25.33	2/10/14	—	—	—	—
	12,000	—	—	44.29	7/1/15	—	—	—	—
	21,000	—	—	28.66	2/2/16	—	—	—	—
	5,500	5,500	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	18,937	433,089	—	—
Terry Bayer	21,000	—	—	44.29	7/1/15	—	—	—	—
	21,000	—	—	28.66	2/2/16	—	—	—	—
	5,500	5,500	—	31.32	3/1/17	—	—	—	—
	—	—	—	—	—	18,387	420,511	—	—
James W. Howatt	3,350	—	—	29.77	2/9/16	—	—	—	—
	1,000	1,000	—	31.32	3/1/17	—	—	—	—
	4,500	4,500	—	32.01	5/29/17	—	—	—	—
	—	—	—	—	—	17,399	397,915	—	—

The following table provides information with respect to the vesting of restricted stock awards during fiscal year 2009 held by the named executive officers. No named executive officers exercised any options during 2009.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

J. Mario Molina	—	—	3,900	73,047	(1)
John C. Molina	—	—	3,900	73,047	(1)
Mark L. Andrews	—	—	1,388	25,997	(1)
			3,175	59,468	(1)
	—	—	1,000	24,670	(2)
Terry Bayer	—	—	1,388	25,997	(1)
			3,400	63,682	(1)
James W. Howatt	—	—	550	10,654	(3)
	—	—	625	11,706	(1)
	—	—	3,050	57,127	(1)
			763	18,266	(4)

1.	On March 1, 2009, restricted shares vested at a closing market price of $18.73.

2.	On July 1, 2009, restricted shares vested at a closing market price of $24.67.

3.	On February 9, 2009, restricted shares vested at a closing market price of $19.37.

4.	On May 29, 2009, restricted shares vested at a closing market price of $23.94.

Nonqualified Deferred Compensation

Pursuant to the Company’s unfunded and non-qualified 2004 Deferred Compensation Plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

The following table provides information for fiscal year 2009 for each named executive officer regarding such individual’s accounts in the 2004 Deferred Compensation Plan as of the end of fiscal year 2009.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	the Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

J. Mario Molina	85,000	—	626,100	—	2,650,572
John C. Molina	—	—	63,022	—	237,830
Mark L. Andrews	56,730	—	91,395	—	479,006
Terry Bayer	90,000	—	56,007	—	248,493
James W. Howatt	33,881	—	19,436	—	68,984

Potential Payments Upon Termination And Change In Control

We have entered into certain employment or change in control agreements that will require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the Company.

We have entered into employment agreements with our chief executive officer, J. Mario Molina, our chief financial officer, John C. Molina, and our chief legal officer, Mark. L. Andrews.

Unless terminated, the agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews are automatically renewed on an annual basis. During fiscal year 2009, Dr. Molina’s annual salary was $850,000, with a baseline target bonus of up to 100% of his base salary; John Molina’s annual salary was $775,000, with a baseline target bonus of up to 75% of his base salary; and Mr. Andrews had an annual salary of $500,000, with a baseline target bonus of up to 50% of his base salary. Each of the base annual salaries and bonus targets is subject to review and potential increase at least annually.

The agreements with each of Dr. Molina, Mr. Molina, and Mr. Andrews provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under the agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s combined annual base salary and termination bonus for the year of termination, plus the full termination bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the termination bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)

Compensation
Base Salary	0	0	0	850,000	0	850,000	0	0
Short-Term Incentive Compensation	0	0	0	850,000	0	850,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	445,965	0	445,965	0	0
Savings Plan	336,702	336,702	336,702	336,702	336,702	336,702	336,702	336,702
Deferred Compensation	2,650,572	2,650,572	2,650,572	2,650,572	2,650,572	2,650,572	2,650,572	2,650,572
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	1,700,000	0	0
Accrued Vacation Pay	129,110	129,110	129,110	129,110	129,110	129,110	129,110	129,110

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)	12/31/2009 ($)

Compensation
Base Salary	0	0	0	775,000	0	775,000	0	0
Short-Term Incentive Compensation	0	0	0	581,250	0	581,250	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	445,965	0	445,965	0	0
Savings Plan	332,588	332,588	332,588	332,588	332,588	332,588	332,588	332,588
Deferred Compensation	237,830	237,830	237,830	237,830	237,830	237,830	237,830	237,830
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	1,356,250	0	0
Accrued Vacation Pay	77,560	77,560	77,560	77,560	77,560	77,560	77,560	77,560

The following table describes the potential payments upon termination or change in control of the Company for Mark L. Andrews, the Company’s chief legal officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)

Compensation
Base Salary	0	0	0	500,000	0	500,000	0	0
Short-Term Incentive Compensation	0	0	0	250,000	0	250,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	433,089	0	433,089	0	0
Savings Plan	283,322	283,322	283,322	283,322	283,322	283,322	283,322	283,322
Deferred Compensation	479,006	479,006	479,006	479,006	479,006	479,006	479,006	479,006
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	750,000	0	0
Accrued Vacation Pay	68,149	68,149	68,149	68,149	68,149	68,149	68,149	68,149

We have entered into change of control agreements with Terry Bayer, our chief operating officer, and James W. Howatt, our chief medical officer. The agreements with Ms. Bayer and Dr. Howatt provide for the employees’ continued employment for a period of twelve months following the occurrence of a change of control. Under these agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of

Section 401(k) employer contributions and stock options, and a cash payment of $43,500 for 12 months’ worth of continued health and welfare benefits. Payment of any severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)	12/31/2009($)

Compensation
Base Salary	0	0	0	250,000	0	500,000	0	0
Short-Term Incentive Compensation	0	0	0	250,000	0	250,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	420,511	0	420,511	0	0
Savings Plan	139,030	139,030	139,030	139,030	139,030	139,030	139,030	139,030
Deferred Compensation	248,493	248,493	248,493	248,493	248,493	248,493	248,493	248,493
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	250,000	250,000	250,000	0	250,000	750,000	250,000	250,000
Accrued Vacation Pay	47,374	47,374	47,374	47,374	47,374	47,374	47,374	47,374

The following table describes the potential payments upon termination or change in control of the Company for James W. Howatt, the Company’s chief medical officer.

						Involuntary
						for Good
				Involuntary		Reason
				Not for		Termination
	Voluntary	Early	Normal	Cause	For Cause	(Change-in-
Executive Benefits and Payments	Termination on	Retirement on	Retirement on	Termination on	Termination on	Control) on	Disability on	Death on
Upon Separation	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation
Base Salary	0	0	0	208,500	0	417,000	0	0
Short-Term Incentive Compensation	208,500	208,500	208,500	208,500	0	208,500	208,500	208,500
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	397,915	0	397,915	0	0
Savings Plan	116,754	116,754	116,754	116,754	116,754	116,754	116,754	116,754
Deferred Compensation	68,904	68,904	68,904	68,904	68,904	68,904	68,904	68,904
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	0	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	208,500	0	0	0	208,500	625,500	208,500	208,500
Accrued Vacation Pay	50,986	50,986	50,986	50,986	50,986	50,986	50,986	50,986

Management Analysis of Material Adverse Effects of Compensation Plans

Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Disclosure of Auditor Fees

Ernst & Young, LLP served as our Independent Registered Public Accountant during 2009 and 2008. Fees earned by Ernst & Young LLP for years ended December 31, 2009 and 2008 were as follows:

	December 31,
	2009	2008

Audit Fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including statutory audits of subsidiaries)	$1,884,000	$1,775,000
Timely quarterly reviews	$193,000	$190,000
SEC filings, including comfort letters, consents, and assistance with SEC comment letters	$5,000	$15,000
Total Audit Fees	$2,082,000	$1,980,000
Audit-Related Fees(2)
Audits and accounting consultations in connection with acquisitions	$10,000	—
Workpaper review by subsidiary departments of insurance	$38,000	$7,000
Agreed-upon procedures report	$60,000	$60,000
Total audit-related fees	$108,000	$67,000
Tax Fees(2)
Tax compliance	$54,000	$32,000
Enterprise zone credit assistance	$240,000	$221,000
Total Tax Fees	$294,000	$253,000
Total Fees	$2,484,000	$2,300,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.

The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

A representative of Ernst & Young, LLP is expected to be present at the meeting to respond to appropriate questions and will be given an opportunity to make a statement if he so desires.

Information About Stock Ownership

The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 15, 2010. Percentage ownership calculations are based on 26,654,275 shares outstanding as of March 15, 2010.

	Number of Shares	Percentage of
Name	Beneficially Owned(1)	Outstanding Shares

Directors and Executive Officers:
J. Mario Molina(2)	815,120	3.1%
John C. Molina(3)	3,098,321	11.6%
Mark L. Andrews(4)	142,123	*
Terry Bayer(5)	106,833	*
James Howatt(6)	48,431	*
Ronna E. Romney(7)	19,125	*
Charles Z. Fedak(8)	32,000	*
Sally K. Richardson	20,233	*
Frank E. Murray(9)	22,250	*
John P. Szabo, Jr.(10)	24,750	*
Steven J. Orlando(11)	28,190	*
All executive officers and directors as a group (11 persons)	4,357,376	16.3%
Other Principal Stockholders
William Dentino(12)	8,707,662	32.7%
Curtis Pedersen(13)	8,547,254	32.1%
Mary R. Molina Living Trust(14)	2,137,134	8.0%
Molina Marital Trust(14)	2,926,907	11.0%
Molina Siblings Trust(15)	2,453,327	9.2%
FRM, LLC(16)	1,452,100	5.4%
Renaissance Technologies LLC(17)	1,357,100	5.1%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 15, 2010. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	216,746 shares owned by J. Mario Molina, M.D.;

•	38,806 shares owned by the Joseph M. Molina Remainder Trust I, of which Dr. Molina is the trustee and beneficiary;

•	160,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power;

•	82,700 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	120,619 shares owned by the Joseph M. Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	26,595 shares owned by JMM GRAT 1208/2, and 42,654 shares owned by JMMGRAT 1208/5, of which trusts Dr. Molina’s spouse is trustee;

•	100,000 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee; and

•	27,000 options.

(3)	Consists of:

•	447,123 shares owned by John C. Molina;

•	51,374 shares owned by Mr. Molina and Michelle A. Molina as community property as to which Mr. Molina has shared voting and investment power;

•	2,453,327 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., M. Martha Bernadett, M.D., Josephine M. Molina, Janet M. Watt, and Mr. Molina are the beneficiaries;

•	50,394 shares owned by the M/T Molina Children’s Education Trust, of which Mr. Molina is the trustee and certain immediate family members of Mr. Molina are the beneficiaries;

•	38,806 shares owned by the John C. Molina Remainder Trust I, of which Mr. Molina is the trustee and beneficiary;

•	30,297 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary; and

•	27,000 options.

(4)	Consists of: 70,873 shares and 71,250 options.

(5)	Consists of: 56,583 shares and 50,250 options.

(6)	Consists of: 39,081 shares and 9,350 options.

(7)	Consists of: 9,125 shares and 10,000 options.

(8)	Consists of: 19,000 shares and 13,000 options.

(9)	Consists of: 8,250 shares and 14,000 options.

(10)	Consists of: 1,000 shares held by the self-directed IRA of Mr. Szabo’s spouse, 13,750 shares held by Mr. Szabo, and 10,000 options.

(11)	Consists of: 1,000 shares held by Mr. Orlando’s 401(k) plan, 17,190 shares held in Mr. Orlando’s joint account with his spouse, and 10,000 options.

(12)	Consists of:

•	1,000 shares held by Mr. Dentino;

•	2,137,134 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,642,621 shares owned by various Molina family trusts with respect to which Mr. Dentino is a co-trustee with shared voting and investment power.

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 3300 Douglas Blvd., Suite 430, Roseville, California 95661.

(13)	Consists of:

•	2,200 shares owned by Mr. Pedersen and Rosi A. Pedersen as community property, as to which Mr. Pedersen has shared voting and investment power;

•	2,137,134 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	2,926,907 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries; and

•	3,481,013 shares owned by various grantor revocable trusts with respect to which Mr. Pedersen is co-trustee with shared voting and investment power, Mary R. Molina is the current beneficiary, and trusts for each of J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries.

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(14)	Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. The address of this stockholder is 3300 Douglas Blvd., Suite 430, Roseville, California 95601.

(15)	John C. Molina is the trustee with sole voting and investment power and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Josephine M. Molina, and Janet M. Watt are the beneficiaries.

(16)	Based on the Schedule 13G/A filed by such stockholder on February 16, 2010. Such stockholder’s address is 82 Devonshire Street, Boston, MA 02109.

(17)	Based on the Schedule 13G/A filed by such stockholder on February 12, 2010. Such stockholder’s address is 800 Third Avenue, New York, New York 10022.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at the next annual meeting of stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 300 University Avenue, Suite 100, Sacramento, California 95825. The proposal must be received no later than November 27, 2010.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between January 4, 2011 and February 3, 2011. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.

Cost of Annual Meeting and Proxy Solicitation

Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com. Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2009, each of our officers, directors, and greater than ten percent stockholders complied with all such filing requirements on a timely basis.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2009 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: March 31, 2010

APPENDIX A

MOLINA HEALTHCARE, INC.
INCENTIVE COMPENSATION PLAN

1.	General

This Incentive Compensation Plan (the “Plan”) of Molina Healthcare, Inc. (the “Company”) authorizes the grant of annual incentive and long-term incentive awards to executive officers and sets forth certain terms and conditions of such Awards. The purpose of the Plan is to help the Company attract and retain executive officers of outstanding ability and to motivate such persons to exert their greatest efforts on behalf of the Company and its subsidiaries by providing incentives directly linked to the measures of the financial success and performance of the Company and its businesses. The Plan is intended to permit the Committee to qualify certain Awards as “performance-based” compensation under Code Section 162(m).

2.	Definitions

In addition to the terms defined in Section 1 and elsewhere in the Plan, the following are defined terms under this Plan:

(a)     “Annual Incentive Award” means an Award earned based on performance in a Performance Period of one fiscal year or a portion thereof.

(b)     “Award” means the amount of a Participant’s Award Opportunity in respect of a Performance Period determined by the Committee to have been earned, and the Participant’s rights to current or future payments in settlement thereof.

(c)     “Award Opportunity” means the Participant’s opportunity to earn specified amounts based on performance during a Performance Period. An Award Opportunity constitutes a conditional right to receive settlement of an Award.

(d)     “Cause” means “cause” as defined in an employment agreement between the Company and the Participant in effect at the time of Termination of Employment. If, however, there is no such employment agreement, Cause means an individual’s (i) intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its subsidiaries thereof which transaction is adverse to the interests of the Company or any of its subsidiaries and which is engaged in for personal profit, (iv) knowing or grossly negligent misconduct which results in the Company being required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, (v) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), or (vi) the commission of an act of fraud or intentional misappropriation or conversion of assets or opportunities of the Company or any subsidiary; provided, however, that the Committee may vary the definition of “Cause” in any agreement or document relating to an Award.

(e)     “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code include and successor provisions thereto and regulations thereunder.

(f)     “Committee” means the Compensation Committee of the Board of Directors, or such other Board committee as the Board may designate to administer the Plan.

(g)     “Covered Employee” means a person designated by the Committee as likely, with respect to a given fiscal year of the Company, to be the Chief Executive Officer or one of the four other most highly compensated executive officers serving on the last day of such fiscal year. This designation generally is required at the time an Award Opportunity is authorized. The Committee may designate more than five persons as Covered Employees with respect to a given year.

(h)     “Disability” means Participant’s inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties of employment, with or without reasonable accommodation, and the continuation of such disabled condition for a period of no less than 12 months.

(i)     “Participant” means an employee participating in this Plan.

(j)     “Performance Goal” means the Company or individual performance objective or accomplishment required as a condition to the earning of an Award Opportunity.

(k)     “Performance Period” means the period, specified by the Committee, over which an Award Opportunity may be earned.

(l)     “Retirement” means Termination of Employment of the Participant at or after the Participant has reached age 65, at or after the Participant has reached age 62 with 10 years of service or upon any other Termination deemed a retirement by the Committee.

(m)     “Termination of Employment” means the termination of a Participant’s employment by the Company or a subsidiary immediately after which the Participant is not employed by the Company or any subsidiary.

3.	Administration

(a)     Administration by the Committee.  The Plan will be administered by the Committee, provided that the Committee may condition any of its actions on approval or ratification by the Board of Directors or the independent directors of the Board. The Committee shall have full and final authority to take all actions hereunder, subject to and consistent with the provisions of the Plan. This authority includes authority to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any plan rules and regulations, authorization of an Award Opportunity, Award, Award agreement, or other document hereunder; and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b)     Manner of Exercise of Authority.  Any action by the Committee or the Board with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, subsidiaries or affiliates, Participants, any person claiming any rights under the Plan from or through any Participant, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. At any time that a member of the Committee is not an “outside director” as defined under Code Section 162(m), any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Section 162(m) may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more “outside directors.” Such action shall be the action of the Committee for purposes of the Plan. The foregoing notwithstanding, no action of the Committee shall be void or deemed beyond the authority of the Committee solely because, at the time such action was taken, one or more members of the Committee failed to qualify as an “outside director.” The Committee may delegate to specified officers or employees of the Company authority to perform administrative functions under the Plan, to the extent permitted by law.

(c)     Limitation of Liability.  Each member of the Committee and the Board of Directors, and any person to whom authority or duties are delegated hereunder, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. No member of the Board or Committee, nor any person to whom authority or duties are delegated hereunder, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

4.	Eligibility

Employees of the Company or any subsidiary who are or may become executive officers of the Company may be selected by the Committee to participate in this Plan.

5.	Per-Person Award Limitation

Award Opportunities granted to any one eligible employee shall be limited such that the amount potentially earnable of performance in any one calendar year shall not exceed the Participant’s Annual Limit. For this purpose, the Annual Limit shall equal $4 million plus the amount of the Participant’s unused Annual Limit as of the close of the previous fiscal year. For this purpose, (i) “earning” means satisfying performance conditions so that an Award Opportunity becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

6.	Designation and Earning of Award Opportunities

(a)     Designation of Award Opportunities and Performance Goals.  The Committee shall select employees to participate in the Plan for a Performance Period and designate, for each such Participant, the Award Opportunity such Participant may earn for such Performance Period, the nature of the Performance Goal the achievement of which will result in the earning of the Award Opportunity, and the levels of earning of the Award Opportunity corresponding to the levels of achievement of the performance goal. The following terms will apply to Award Opportunities:

(i)     Specification of Amount Potentially Earnable.  Unless otherwise determined by the Committee, the Award Opportunity earnable by each Participant shall range from 0% to a specified maximum percentage of a specified target Award Opportunity. The Committee shall specify a table, grid, formula, or other information that sets forth the amount of a Participant’s Award Opportunity that will be earned corresponding to the level of achievement of a specified Performance Goal.

(ii)     Denomination of Award Opportunity; Payment of Award.  Award Opportunities will be denominated in cash and Awards will be payable in cash, except that the Committee may denominate an Award Opportunity in shares of Common Stock and/or to settle an Award Opportunity in shares of Common Stock if and to the extent that shares of Common Stock are authorized for use in incentive awards and available under any equity compensation plan of the Company.

(b)     Limitations on Award Opportunities and Awards for Covered Employees.  If the Committee determines that an Award Opportunity to be granted to an eligible person who is designated a Covered Employee by the Committee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the following provisions will apply:

(i)     Performance Goal.  The Performance Goal for such Award Opportunities shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 6(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that the Award Opportunity will be earned, or tentatively earned, based upon achievement of any one measure of performance or that two or more measures of performance must be achieved. The Committee may establish a “gate-keeper” Performance Goal that conforms to this Section 6(b) while specifying or considering other types of performance (which need not meet the requirements of this Section 6(b)) as a basis for reducing the amount of the Award deemed earned upon achievement of the gate-keeper Performance Goal. Performance Goals may differ for Award Opportunities granted to any one Participant or to different Participants.

(ii)     Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company shall be used by the Committee in establishing the Performance Goal for such Award Opportunities: (1) net revenues; (2) gross profit or pre-tax profit; (3) operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (4) net income or net income per common share (basic or fully diluted); (5) return measures, including, but not limited to, return on assets (gross or net), return on investment, return on capital, or return on equity; (6) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (7) interest expense after taxes; (8) economic value created or economic profit; (9) operating margin or profit margin; (10) stockholder value creation measures, including but not limited to stock price or total stockholder return; (11) targets relating to expense or operating expense, working capital targets, or operating efficiency (including without limitation medical expense and administration expense) measured on a per member, as a ratio to another element of performance, or on a growth or reduction basis; (12) strategic business criteria, consisting of one or more objectives based on meeting specified goals relating to market penetration, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and information technology, and acquisitions or divestitures of subsidiaries, affiliates or joint ventures; (13) membership and membership related measures, including utilization, persistency, growth in membership, and recruitment of new members; or (14) quality-related measures, including HEDIS scores, NCQA accreditations, or quality improvement measures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii)     Performance Period and Timing for Establishing Performance Goals. The Committee will specify the Performance Period over which achievement of the Performance Goal in respect of such Award Opportunities shall be measured. A Performance Goal shall be established by the date which is the earlier of (A) 90 days after the beginning of the applicable Performance Period, or (B) the time 25% of such Performance Period has elapsed.

(iv)     Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award, intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), to an eligible person who is designated a Covered Employee for a given fiscal year.

(v)     Changes to Amounts Payable Under Awards During Deferral Periods. Any settlement or other event that would change the form of payment from that originally specified shall be implemented in a manner such that the Award does not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

(c)     Additional Participants and Award Opportunity Designations During a Performance Period.  At any time during a Performance Period the Committee may select a new employee or a newly promoted employee to participate in the Plan for that Performance Period and/or designate, for any such Participant, an Award Opportunity (or additional Award Opportunity) amount for such Performance Period. In determining the amount of the Award Opportunity for such Participant under this Section 6(c), the Committee may take into account the portion of the Performance Period already elapsed, the performance achieved during such elapsed portion of the Performance Period, and such other considerations as the Committee may deem relevant.

(d)     Determination of Award.  Within a reasonable time after the end of each Performance Period, the Committee shall determine the extent to which the Performance Goal for the earning of Award Opportunities was achieved during such Performance Period and the resulting Award to the Participant for such Performance Period. The Committee may adjust upward or downward the amount of an Award, in its sole discretion, in light of such considerations as the Committee may deem relevant, except that (i) no such discretionary upward adjustment of an Award authorized under Section 6(b) is permitted, and (ii) any discretionary adjustment is subject to Section 5 and other applicable limitations of the Plan. Unless otherwise determined by the Committee, the Award shall be deemed earned and vested at the time the Committee makes the determination pursuant to this Section 6(d).

(e)     Written Determinations.  Determinations by the Committee as to the establishment of Performance Goals, the amount potentially payable in respect of Award Opportunities, the level of actual achievement of the Performance Goals and the amount of any final Award earned shall be recorded in writing in the case of Performance Awards intended to qualify under Code Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Code Section 162(m), with respect to any Covered Employee prior to any settlement of each such Award, that the Performance Goal relating to the Award and other material terms of the Award upon which settlement was conditioned have been satisfied.

(f)     Other Terms of Award Opportunities and Awards.  Subject to the terms of this Plan, the Committee may specify the circumstances in which Award Opportunities and Awards shall be paid or forfeited in the event of a change in control, termination of employment in circumstances other than those specified in Section 8, or other event prior to the end of a Performance Period or settlement of an Award. With respect to Award Opportunities and Awards under Section 6(b), any payments resulting from a change in control or termination of employment need not qualify as performance-based compensation under Code Section 162(m) if the authorization of such non-qualifying payments would not otherwise disqualify the Award Opportunity or Award from Code Section 162(m) qualification in cases in which no change in control or termination of employment occurred.

(g)     Adjustments.  The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Award Opportunities and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, large, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company and its subsidiaries or other business unit, or the financial statements of the Company or any subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided, however, that no such adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause an Award Opportunity or Award granted under Section 6(b) and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to so qualify, or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an Award Opportunity under Section 6(b) intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

7.	Settlement of Awards.

(a)     Deferrals.  The Committee may specify, at the time the Award Opportunity is authorized, that an Award will be deferred as to settlement after it is earned. In addition, a Participant will be permitted to elect to defer settlement of an Award if and to the extent such Participant is selected to participate in a Company deferral program covering such Awards and the Participant has made a valid deferral election in accordance with that plan. Deferrals must comply with applicable requirements of Section 409A of the Code.

(b)     Settlement of Award.  Any non-deferred Award shall be paid and settled by the Company promptly after the date of determination by the Committee under Section 6(d) hereof. With respect to any deferred amount of a Participant’s Award, such amount will be credited to the Participant’s deferral account under the governing deferral plan of the Company as promptly as practicable at or after the date of determination by the Committee under Section 6(d) hereof.

(c)     Tax Withholding.  The Company shall deduct from any payment in settlement of a Participant’s Award or other payment to the Participant any Federal, state, or local withholding or other tax or charge which the Company is then required to deduct under applicable law with respect to the Award. The Committee may specify other withholding terms relating to an Award that will be settled by delivery of shares of Stock or other property.

(d)     Non-Transferability.  An Award Opportunity, any resulting Award, including any deferred cash amount resulting from an Award, and any other right hereunder shall be non-assignable and non-transferable, and shall not be pledged, encumbered, or hypothecated to or in favor of any party or subject to any lien, obligation, or liability of the Participant to any party other than the Company or a subsidiary or affiliate.

8.	Effect of Termination of Employment.

Except to the extent set forth in subsections (a) and (b) of this Section 8, upon a Participant’s Termination of Employment prior to completion of a Performance Period or, after completion of a Performance Period but prior to the Committee’s determination of the extent to which an Award has been earned for such Performance Period, the Participant’s Award Opportunity relating to such Performance Period shall cease to be earnable and shall be canceled, and the Participant shall have no further rights or opportunities hereunder:

(a)     Disability, Death or Retirement.  If Termination of Employment is due to the Disability, death or Retirement of the Participant, the Participant or his or her beneficiary shall be deemed to have earned and shall be entitled to receive an Award for any Performance Period for which termination occurs prior to the date of determination under Section 6(d) hereof equal to the Award which would have been earned had Participant’s employment not terminated multiplied by a fraction the numerator of which is the number of calendar days from the beginning of the Performance Period to the date of Participant’s Termination of Employment and the denominator of which is the number of calendar days in the Performance Period (but such fraction shall in no event be greater than one). Such pro rata Award will be determined at the same time as Awards for continuing Participants are determined (i.e., normally following the end of the Performance Period in accordance with Section 6(d) hereof). Upon its determination, such pro rata Award shall be paid and settled promptly in cash, except to the extent the settlement has been validly deferred in accordance with Section 7(a). The portion of the Participant’s Award Opportunity not earned will cease to be earnable and will be canceled.

(b)     Other Terminations.  In connection with any Termination of Employment other than due to death, Disability or Retirement, the Committee may determine that the Participant shall be deemed to have earned none, a portion, or all of an Award Opportunity for a Performance Period in which Termination occurred or for which the Committee has not yet determined the extent to which an Award has been earned for such Performance Period, in the Committee’s sole discretion. This determination may be specified at the time the Award Opportunity is established or made at any time thereafter.

9.	Additional Forfeiture Provisions Applicable to Awards.

(a)     Forfeiture Resulting from Actions Harmful to the Company.  Unless otherwise determined by the Committee, Award Opportunities Awards, and amounts paid in settlement of Awards hereunder shall be subject to the following additional forfeiture conditions, to which the Participant, by participating in the Plan, agrees. If any of the events specified in Section 9(b)(i), (ii), (iii) or (iv) occurs (a “Forfeiture Event”), all of the following forfeitures will result:

(i)	Any outstanding Award Opportunity authorized for the Participant and any Award granted to the Participant and not yet settled will be immediately forfeited and canceled upon the occurrence of the Forfeiture Event; and

(ii)	The Participant will be obligated to repay to the Company, in cash, within five business days after demand is made therefor by the Company, an amount equal to the total amount of cash plus the fair market value of Stock or other property (as of the date of occurrence of the Forfeiture Event) previously paid to the Participant in settlement of any Award since the date that is 12 months prior to the occurrence of the forfeiture event or, in the case of a Forfeiture Event specified in Section 9(b)(iv), the period specified in Section 9(b)(iv).

(b)     Events Triggering Forfeiture.  The forfeitures specified in Section 9(a) will be triggered upon the occurrence of any one of the following Forfeiture Events at any time during the Participant’s employment by the Company or a subsidiary or affiliate or during the one-year period following Termination of Employment (except as otherwise provided in Section 9(b)(iv)):

(i)	The Participant, acting alone or with others, directly or indirectly, prior to a change in control, (A) engages, either as employee, employer, consultant, advisor, or director, or as an owner, investor, partner, or stockholder unless the Participant’s interest is insubstantial, in the United States or in any other area or region in which the Company conducts business at the date the event occurs, which is directly in competition with a business then conducted by the Company or a subsidiary or affiliate; (B) induces any customer or supplier of the Company or a subsidiary or affiliate, or an entertainment or media company with which the Company or a subsidiary or affiliate has a business relationship, to curtail, cancel, not renew, or not continue his or her or its business with the Company or any subsidiary or affiliate; or (C) induces, or attempts to influence, any employee of or service provider to the Company or a subsidiary or affiliate to terminate such employment or service. The Committee shall, in its discretion, determine which lines of business the Company conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company. For purposes of this Section 9(b)(i), a Participant’s interest as a stockholder is insubstantial if it represents beneficial ownership of less than five percent of the outstanding class of stock, and a Participant’s interest as an owner, investor, or partner is insubstantial if it represents ownership, as determined by the Committee in its discretion, of less than five percent of the outstanding equity of the entity;

(ii)	The Participant discloses, uses, sells, or otherwise transfers, except in the course of employment with or other service to the Company or any subsidiary or affiliate, any confidential or proprietary information of the Company or any subsidiary or affiliate, including but not limited to information regarding the Company’s current and potential customers, organization, employees, finances, and methods of operations and investments, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain, except as required by law or pursuant to legal process, or the Participant makes statements or representations, or otherwise communicates, directly or indirectly, in writing, orally, or otherwise, or takes any other action which may, directly or indirectly, disparage or be damaging to the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, except as required by law or pursuant to legal process;

(iii)	The Participant fails to cooperate with the Company or any subsidiary or affiliate in any way, including, without limitation, by making himself or herself available to testify on behalf of the Company or such subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, or otherwise fails to assist the Company or any subsidiary or affiliate in any way, including, without limitation, in connection with any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company or such subsidiary or affiliate, as reasonably requested; or

(iv)	The Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002. Forfeitures under this Section 9(b)(iv) shall apply to outstanding Award Opportunities and Awards and to amounts paid in settlement of an Award Opportunity earned or accrued in whole or in part during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

(c)     Provision Does Not Prohibit Competition or Other Participant Activities.  Although the conditions set forth in this Section 9 shall be deemed to be incorporated into an Award Opportunity and Award, a Participant is not thereby prohibited from engaging in any activity, including but not limited to competition with the Company and its subsidiaries and affiliates. Rather, the non-occurrence of the Forfeiture Events set forth in Section 9(b)(i) — (iii) is a condition to the Participant’s right to realize and retain value from his or her compensatory Award Opportunities and Awards, and the consequence under the Plan if the Participant engages in an activity giving rise to any such Forfeiture Event are the forfeitures specified herein. The Company and the Participant shall not be precluded by this provision or otherwise from entering into other agreements concerning the subject matter of Sections 9(a) and 9(b).

(d)     Committee Discretion.  The Committee may, in its discretion, waive in whole or in part the Company’s right to forfeiture under this Section (except as limited by applicable law), but no such waiver shall be effective unless evidenced by a writing signed by a duly authorized officer of the Company. In addition, the Committee may impose additional conditions on Award Opportunities and Awards, by inclusion of appropriate provisions in any document authorizing an Award Opportunity or evidencing or governing any Award.

10.	General Provisions.

(a)     Changes to this Plan.  The Committee may at any time amend, alter, suspend, discontinue, or terminate this Plan without the consent of stockholders or Participants; provided, however, that any such action beyond the scope of the Committee’s authority shall be subject to the approval of the Board of Directors; provided further, that any such action shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Committee or Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Committee or Board action may materially and adversely affect the rights of such Participant under any outstanding Award (this restriction does not apply to an Award Opportunity, however, which remains subject to the discretion of the Committee).

(b)     Long-Term Incentives Not Annual Bonus for Purposes of Other Plans.  Amounts earned or payable under the Plan in connection with Awards not designated by the Committee as “Annual Incentive Awards” shall not be deemed to be annual incentive or annual bonus compensation (regardless of whether an Award is earned in respect of a period of one year or less or disclosed as annual bonus compensation under Securities and Exchange Commission disclosure rules) for purposes of any retirement or supplemental pension plan of the Company or any employment agreement or change in control agreement between the Company and any Participant, or for purposes of any other plan, unless the Company shall in writing specifically identify this Plan by name and specify that amounts earned or payable hereunder shall be considered to be annual incentive or annual bonus compensation.

(c)     Unfunded Status of Participant Rights.  Awards, accounts, deferred amounts, and related rights of a Participant represent unfunded deferred compensation obligations of the Company for ERISA and federal income tax purposes and, with respect thereto, the Participant shall have rights no greater than those of an unsecured creditor of the Company.

(d)     Nonexclusivity of the Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(e)     No Right to Continued Employment.  Neither the Plan, the authorization of an Award Opportunity, the grant of an Award nor any other action taken hereunder shall be construed as giving any employee the right to be retained in the employ of the Company or any of its subsidiaries or affiliates, nor shall it interfere in any way with the right of the Company or any of its subsidiaries or affiliates to terminate any employee’s employment at any time.

(f)     Severability.  The invalidity of any provision of the Plan or a document hereunder shall not deemed to render the remainder of this Plan or such document invalid.

(g)     Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that such successor may replace the Plan with a plan substantially equivalent in opportunity and achievability, as determined by a nationally recognized compensation consulting firm, and covering the participants at the time of such succession. Any successor and the ultimate parent company of such successor shall in any event be subject to the requirements of this Section 10(g) to the same extent as the Company. Subject to the foregoing, the Company may transfer and assign its rights and obligations hereunder.

(h)     Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations or document hereunder shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(h)     Effective Date of Plan; Stockholder Approval; Termination of Plan.  This Plan is effective as of January 1, 2005. The Company shall submit the Plan, including the material terms of the Plan specified in Treasury Regulation 1.162-27(e)(4), to stockholders for approval at the Company’s 2005 Annual Meeting of Stockholders, and the Plan shall be terminated without any Award being deemed earned in the event stockholders decline to approve it at that Annual Meeting. If approved by stockholders, the Plan will terminate at such time as may be determined by the Board of Directors or the Committee.

ANNUAL MEETING OF STOCKHOLDERS OF MOLINA HEALTHCARE, INC. May 4, 2010 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and ACCOUNT NUMBER Account Number shown on your proxy card. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=137837&p=irol-reportsOther Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330000000000000000 9 050410 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. The election of three (3) Class II Directors of the Company. 2. The re-approval of the material terms of the performance goals for Section 162(m) awards under the Molina Healthcare, Inc. NOMINEES: Incentive Compensation Plan. FOR ALL NOMINEES O Charles Z. Fedak O John C. Molina WITHHOLD AUTHORITY O Sally K. Richardson In their discretion, the proxies are authorized to vote upon such other business as FOR ALL NOMINEES may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy FOR ALL EXCEPT may be revoked by the undersigned stockholder(s) prior to its exercise. (See instructions below) If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 31, 2010. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF MOLINA HEALTHCARE, INC. May 4, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=137837&p=irol-reportsOther Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330000000000000000 9 050410 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. The election of three (3) Class II Directors of the Company. 2. The re-approval of the material terms of the performance goals for Section 162(m) awards under the Molina Healthcare, Inc. NOMINEES: Incentive Compensation Plan. FOR ALL NOMINEES O Charles Z. Fedak O John C. Molina O Sally K. Richardson In their discretion, the proxies are authorized to vote upon such other business as WITHHOLD AUTHORITY FOR ALL NOMINEES may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy FOR ALL EXCEPT may be revoked by the undersigned stockholder(s) prior to its exercise. (See instructions below) If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 31, 2010. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MOLINA HEALTHCARE, INC. 200 Oceangate, Suite 100 Long Beach, California 90802 This Proxy is Being Solicited on Behalf of the Board of Directors an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints Dr. J. Mario Molina and Mark L. Andrews as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2010 Annual Meeting of Stockholders to be held at the Molina Healthcare building located at One Golden Shore Drive, Long Beach, California, 90802, at 10:00 a.m. local time, on May 4, 2010, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof. (Continued and to be signed on the reverse side.) 14475